Exhibit 99.1

ASCENT CAPITAL GROUP’S SUBSIDIARY, MONITRONICS INTERNATIONAL,
COMPLETES REFINANCING OF TERM LOAN

Englewood, CO - April 9, 2015 - Ascent Capital Group, Inc. ("Ascent" or the "Company") (Nasdaq:ASCMA) announced today that its wholly-owned subsidiary, Monitronics International, Inc. ("Monitronics"), has completed the issuance of an incremental $550 million, 7-year Senior Secured Term Loan B ("Term Loan") offering to its existing Term Loan B. The new tranche bears interest at LIBOR plus 3.50%, subject to a LIBOR floor of 1.00%, and matures on April 9, 2022. Monitronics used the net proceeds to retire $492 million of the existing Term Loan, due in March 2018, and repaid $50 million of the Company's Revolving Credit Facility. Concurrent with the offering, Monitronics amended its existing credit agreement, removing the third quarter 2015 Senior Secured and Total Leverage covenant step-downs, among other covenant changes.
"We are pleased to have completed this transaction, which results in an extension of a significant portion of our term debt, laddering our debt maturities through 2022 and providing us with greater operating and financial flexibility," said Mike Meyers, Chief Financial Officer of Ascent and its subsidiary Monitronics International, Inc. "We believe the approved terms reflect the confidence the financial markets have in both our business model and our strong, flexible balance sheet. We appreciate the overwhelming support from our debt investors and our bank lenders."

About Ascent Capital Group, Inc.
Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc., and through Monitronics, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. Monitronics, headquartered in Dallas, TX, is the nation's second largest home security alarm monitoring company, providing security alarm monitoring services to more than one million residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com